PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
www.peoplesbancorp.com
                                                                              NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                                                                                 Contact:    Rhonda L. Mears
August 2, 2010                                                                                                                                                                                                                                             General Counsel
                                                                                                                                        740-373-7723

MARK BRADLEY RESIGNS;
DAVID MEAD NAMED INTERIM CEO AND PRESIDENT;
DAVID WESEL NAMED COO

MARIETTA, Ohio – Peoples Bancorp Inc. Director David L. Mead was named Interim Chief Executive Officer and President by the Board of Directors today to succeed Mark F. Bradley, who resigned to pursue other interests. The Board thanked Bradley for his service during a challenging and difficult period for Peoples and financial institutions across the nation.
The Board also named David T. Wesel, 49, an Executive Vice President, to the newly created position of Chief Operating Officer.
Mead, 55, a CPA and Director since 2006, is a veteran of 23 years in the banking industry, and most recently served as Vice President for Business Affairs at Otterbein College in Westerville, Ohio.
Board Chair Richard Ferguson said, “The Board is aggressively charting a course to further strengthen shareholder value in Peoples, which enjoys both strong capitalization and a strong market position in the Southeastern Ohio and Northern West Virginia and Eastern Kentucky areas.  We appreciate Mr. Mead’s willingness to provide leadership during this interim period. We also have great confidence in Mr. Wesel and have created the Chief Operating Officer position to provide stronger, more consolidated leadership at the top of the organization to position Peoples for a stronger future.
“The Board also launched today a search process for a permanent CEO and President, and believes that exceptional leadership is available in the marketplace capable of leading Peoples to new heights,” Ferguson added.  He said the search process will be managed by the Executive Committee of the Board, chaired by Mead as Interim CEO and President. It is expected to take between three and six months to have a new CEO and President in place.
Mead said, “I am pleased to be in a position to provide interim leadership to Peoples, which is a uniquely strong regional franchise with unlimited future potential. While the Board contemplates setting an even more ambitious strategic course in the future, for the immediate future we will place emphasis on continued sharp execution of our existing strategic plan and goals. We do not expect to make any immediate major organizational changes.

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        “As a director these past few years, I have come to have a strong appreciation for the quality of the Bank’s staff, and I look forward to working with each of them to keep Peoples moving forward during this interim period.”
In addition to serving as the new Chief Operating Officer, David Wesel will continue to serve as Executive Vice President for Investment and Insurance Services. He has been a Bank officer since 2004. The Board’s creation of the COO position follows its long-term strategic plan to enhance management structure and provide valuable leadership to Peoples’ varied financial service units.  As COO, Mr. Wesel will plan, organize and control day-to-day activities of Peoples, collaborating with the CEO on overall administration and strategic direction of the Bank.  He will also manage the Bank’s family of financial service units.
Mr. Wesel said, “I look forward to continuing to work with all of Peoples’ associates and with the interim CEO as we continue progress toward our operational and financial goals.”
            Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 47 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC, which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE

Attachments:         Mr. Mead’s photograph
 Mr. Wesel’s photograph